Exhibit 99.1

News Release

Contact	Dave Blumberg
TransUnion

E-mail	david.blumberg@transunion.com
Telephone	312-972-6646

FOR IMMEDIATE RELEASE

TransUnion Announces Leadership Succession Plan

James Peck to retire as President and CEO on May 8, 2019; Chris Cartwright, Executive Vice

President of TransUnion’s U.S. Information Services, appointed successor

Chicago, Nov. 14, 2018 – TransUnion (NYSE: TRU) announced today that James M. Peck will retire as President and CEO on May 8, 2019. The Board of Directors has appointed Christopher A. Cartwright to succeed Peck effective on his retirement date. Cartwright, who joined the company in 2013, currently leads TransUnion’s largest division, U.S. Information Services (USIS) as well as the Global Product Development organization. TransUnion is filing a current report on form 8-K with the Securities and Exchange Commission that includes additional information about the company’s ongoing arrangements with Peck and Cartwright.

Peck will continue to lead TransUnion through the Annual Shareholders meeting in May 2019. He will remain on the TransUnion board. Upon Cartwright’s election as a director at the annual shareholders meeting, he will join the board.

“On behalf of the board, I would like to thank Jim for his leadership as CEO,” said Leo Mullin, chairman of the board of directors. “TransUnion has undergone a significant transformation into a high growth and diversified business during Jim’s tenure, and since the 2015 IPO has created substantial shareholder value. We are especially proud of the management team Jim has built and of the company’s disciplined succession planning process. We look forward to seeing Chris continuing TU’s track record of success.”

Peck’s tenure has been a period of evolution and growth for TransUnion. Under his leadership, TransUnion has evolved into a diversified, fast growing global information company intensely focused on client and market needs. Peck led the transformation of TransUnion’s core technology to a modern, flexible platform, implemented a global operating model and created a culture of innovation.

Peck joined TransUnion in 2012 when it was privately held by Advent International and Goldman Sachs Private Equity Group and successfully led the company’s IPO in June of 2015. During this time, TU has increased financial opportunity to its customers, to its associates and to people around the world. TransUnion’s enterprise value has increased during his tenure from slightly more than $3 billion in 2012 to over $16 billion today. Public shareholders have enjoyed a return of nearly 300% since TU’s 2015 IPO.

“I am incredibly proud of what the executive team and all our associates have accomplished and I am excited about TransUnion’s strategy going forward,” said Peck. “Now is the right time for the company to transition to the next chapter of leadership under Chris. I view our entire executive team as the best in the industry and the board identifying Chris as the next leader was the result of a

transunion.com

deliberate succession planning process. He has successfully led our largest business unit and produced market-leading results; his division represents more than 50% of consolidated TU revenues. Equally important, Chris has led our enterprise product development organization supporting our markets globally. Chris’s expertise, strategic acumen and leadership, as well as his experience working side-by-side with the rest of the management team, make him ideally suited to continue driving our vision forward.”

“Jim has led TransUnion through a period of strong company results and I look forward to sustaining the momentum forged under his leadership,” Cartwright said. “In the months ahead, I will be focused squarely on ensuring a seamless leadership transition and on working closely with Jim to drive performance for our associates, our customers, and our shareholders.”

About James M. Peck

James M. Peck joined TransUnion in December 2012 as President and Chief Executive Officer. Mr. Peck has more than 20 years of information management, global product development and engineering experience. He has led TransUnion through a transformation into a higher-growth, higher-margin business by setting and executing a strong strategy focused on enhancing the Company’s data, technology and analytics capabilities and achieving growth in key industry verticals and international markets.

Prior to TransUnion, Mr. Peck was with Reed Elsevier, a FTSE 100 company, where he served as CEO of the LexisNexis Risk Solutions business from 2004-2012. Prior to 2004, Mr. Peck was the Senior Vice President and Chief Product Officer for the LexisNexis group. Previously, Mr. Peck was the Senior Vice President of Product Development with Celera Genomics, a bio-technology firm that sequenced the human genome. Prior to that, he spent a decade at LexisNexis in engineering and executive roles to manage and build information solutions.

Mr. Peck serves on the Board of Directors of Sun Life Financial as well as CCC Information Services. He also serves on the board of the Museum of Science and Industry, Chicago. Peck holds a bachelor’s degree from the University of Dayton, and an M.B.A. from The Ohio State University. He received a CERT Certificate in Cybersecurity Oversight, issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.

About Christopher A. Cartwright

Christopher A. Cartwright joined the Company in August 2013 as Executive Vice President-U.S. Information Services. Prior, he was the Chief Executive Officer of Decision Insight Information Group, a portfolio of independent businesses providing real property information, software and services to insurance, finance, legal and real estate professionals in the United States, Canada and Europe. Previously, he held a variety of positions at Wolters Kluwer, a global information services and workflow solutions company, where he was CEO of Corporate Legal and Financial Services Division of North America and Shared Services. Prior to Wolters Kluwer, he was Senior Vice President, Strategic Planning & Operations for Christie’s Inc. and Strategy Consultant for Coopers and Lybrand.

Mr. Cartwright holds undergraduate and graduate degrees in business from the University of Texas at Austin.

About TransUnion (NYSE: TRU)

Information is a powerful thing. At TransUnion, we realize that. We are dedicated to finding innovative ways information can be used to help individuals make better and smarter decisions. We help uncover unique stories, trends and insights behind each data point, using historical information as well as alternative data sources. This allows a variety of markets and businesses to better manage risk and consumers to better manage their credit, personal information and identity. Today, TransUnion has a global presence in more than 30 countries and a leading presence in several international markets across North America, Africa, Latin America and Asia. Through the power of information, TransUnion is working to build stronger economies and families and safer communities worldwide.

We call this Information for GoodSM.

http://www.transunion.com/business